UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2023

Safehold Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas,
39th Floor
New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 930-9400

iStar Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	SAFE	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

This Current Report on Form 8-K is being filed in connection with the consummation on March 31, 2023 (the “Closing Date”) of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 10, 2022 (the “Merger Agreement”), by and among Safehold Inc. (f/k/a iStar Inc.), a Maryland corporation (the “Company” or “New SAFE”) and Safehold Inc., a Maryland corporation (“Old SAFE”). Pursuant to the terms of the Merger Agreement, Old SAFE merged with and into the Company, then known as iStar Inc. (the “Merger”), at which time Old SAFE ceased to exist, the Company continued as the surviving corporation, and the Company changed its name to “Safehold Inc.” Additionally, in connection with the Merger, Safehold Operating Partnership LP converted from a Delaware limited partnership into a Delaware limited liability company and changed its name to “Safehold GL Holdings LLC” (“Portfolio Holdings”), with the Company as its managing member (the “Conversion”).

The following events took place in connection with the consummation of the Merger.

Item 1.01.	Entry into a Material Definitive Agreement.

Debt Agreements

2031 and 2032 Senior Notes

On the Closing Date, the Company, Portfolio Holdings, as issuer, and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), executed a third supplemental indenture (the “Supplemental Indenture”) to the Base Indenture (as defined below) pursuant to which (a) the Company assumed the obligations of Old SAFE as the guarantor under Portfolio Holdings’ outstanding (i) $400,000,000 in aggregate principal amount of 2.800% Senior Notes due June 2031 (the “2031 Notes”) and (ii) $350,000,000 in aggregate principal amount of 2.850% Senior Notes due January 2032 (the “2032 Notes” and, together with the 2031 Notes, the “Notes”), and (b) the Base Indenture was amended to make an immaterial change resulting from the Conversion and the merger of Safehold OP GenPar LLC into New SAFE. The Notes were previously issued pursuant to an indenture, dated as of May 7, 2021 (the “Base Indenture”), by and among Portfolio Holdings (then known as Safehold Operating Partnership LP), Old SAFE and the Trustee, and, with respect to the 2031 Notes, a first supplemental indenture, dated as of May 7, 2021, and, with respect to the 2032 Notes, a second supplemental indenture, dated as of November 18, 2021.

The Base Indenture contains various restrictive covenants, including the requirements to maintain a certain percentage of total unencumbered assets by Portfolio Holdings.

The foregoing summary of the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the text of the Supplemental Indenture, which is attached hereto as Exhibit 4.5 and is incorporated herein by reference.

Master Note Purchase Agreement

In connection with the Merger, the Company entered into an assumption agreement whereby the Company assumed the obligations of Old SAFE as the parent guarantor under that certain Master Note Purchase Agreement, dated as of January 27, 2022 (the “Note Purchase Agreement”), among Portfolio Holdings (then known as Safehold Operating Partnership LP), as issuer, Old SAFE, as parent guarantor, and the purchasers named therein, providing for a private placement of $475 million aggregate principal amount of Portfolio Holdings’ 3.98% Series 2022A Senior Notes due February 2052 (the “3.98% 2052 Notes”).

Portfolio Holdings may prepay at any time all, or from time to time any part of, the 3.98% 2052 Notes, in an amount not less than 5% of the aggregate principal amount of the 3.98% 2052 Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a Make-Whole Amount (as defined in the Note Purchase Agreement) together with accrued interest to the prepayment date.

The Note Purchase Agreement contains various restrictive covenants, including requirements to maintain a certain percentage of total unencumbered assets by Portfolio Holdings. The Note Purchase Agreement also contains a “most favored lender” provision whereby it will be deemed to automatically incorporate by reference additional financial covenants and negative covenants to the extent such covenants are incorporated into Portfolio Holdings’ and/or the Company’s existing or future material credit facilities and to the extent such covenants are more favorable to the lenders under such material credit facilities than the covenants contained in the Note Purchase Agreement. Subject to the terms of the Note Purchase Agreement and the 3.98% 2052 Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount or interest under the 3.98% 2052 Notes, and (ii) a default in the payment of certain other indebtedness of Portfolio Holdings, the Company or their subsidiaries, all the 3.98% 2052 Notes then outstanding will become due and payable, either automatically or at the option of the Purchasers, depending on the event of default.

Portfolio Holdings’ obligations under the 3.98% 2052 Notes are fully and unconditionally guaranteed by the Company.

The foregoing summary of the Note Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Note Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Credit Agreement, dated as of March 31, 2021, as amended

In connection with the Merger, the Company assumed the obligations of Old SAFE as guarantor under that certain credit agreement, dated as of March 31, 2021 (the “Original 2021 Credit Agreement”), among Portfolio Holdings (then known as Safehold Operating Partnership LP), as borrower, Old SAFE, as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, the lenders, agents and arrangers party thereto and JPMorgan Chase Bank, N.A., Bank of America, N.A., and Goldman Sachs Bank USA, as letter of credit issuers, as amended by that certain first amendment to the Original 2021 Credit Agreement, dated December 15, 2021 (the “First Amendment to 2021 Credit Agreement”), that certain second amendment to the Original 2021 Credit Agreement, dated January 9, 2023 (the “Second Amendment to 2021 Credit Agreement,” and, together with the Original 2021 Credit Agreement, the First Amendment to 2021 Credit Agreement and as further amended, supplemented or otherwise modified from time to time, the “2021 Credit Agreement”).

The 2021 Credit Agreement provides for $1.35 billion of revolving loan commitments with a maturity date of March 31, 2024, with two one-year extension options. The 2021 Credit Agreement provides that the revolving loans will bear interest, at Portfolio Holdings’ option, at the rate of (x) the term SOFR rate plus a spread adjustment of 0.10% per annum plus an applicable margin ranging from 0.900% to 1.450% per annum depending on Portfolio Holdings’ credit rating, (y) the daily simple SOFR rate plus a spread adjustment of 0.10% per annum plus an applicable margin ranging from 0.900% to 1.450% per annum depending on the Portfolio Holdings’ credit rating or (z) the base rate plus an applicable margin ranging from 0.000% to 0.450% per annum depending on Portfolio Holdings’ credit rating.

The Company is required to comply with the following financial covenants under the 2021 Credit Agreement:

•	Ratio of Consolidated EBITDA to annualized fixed charges not less than 1.15:1.00; and
•	Ratio of total unencumbered assets to total unsecured debt not less than 1.33:1.00.

The 2021 Credit Agreement contains customary affirmative and negative covenants that, among other things, limit Portfolio Holdings’ ability to (or permit certain subsidiaries to), subject to various exceptions and limitations, incur indebtedness and liens, make investments, pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate Portfolio Holdings’ debt obligations.

Pursuant to the 2021 Credit Agreement, the Company gave a guaranty pursuant to which it has absolutely and unconditionally guaranteed the payment and performance of the obligations of Portfolio Holdings under the 2021 Credit Agreement as and when due and payable.

The foregoing summary of the 2021 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to (i) the text of the Original 2021 Credit Agreement, a copy of which is attached hereto as Exhibit 10.3, (ii) the text of the First Amendment to 2021 Credit Agreement, a copy of which is attached hereto as Exhibit 10.4, and (iii) the text of the Second Amendment to 2021 Credit Agreement, a copy of which is attached hereto as Exhibit 10.5, each of which are incorporated herein by reference.

Credit Agreement, dated as of January 9, 2023

In connection with the Merger, the Company assumed the obligations of Old SAFE as guarantor under that certain credit agreement, dated as of January 9, 2023 (as amended, supplemented or otherwise modified from time to time, the “2023 Credit Agreement”), among Portfolio Holdings (then known as Safehold Operating Partnership LP), as borrower, Old SAFE, as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto as lenders, agents, arrangers and bookrunners providing for $500 million of revolving loan commitments available for working capital and general corporate purposes with a maturity date of July 31, 2025.

The 2023 Credit Agreement provides for $500 million of revolving loan commitments with a maturity date of July 31, 2025. The 2023 Credit Agreement also include an accordion feature to increase the revolving loan commitments or add one or more tranches of term loans up to an aggregate amount of $200 million, subject to obtaining lender commitments and the satisfaction of certain customary conditions. The 2023 Credit Agreement provides that the revolving loans will bear interest, at Portfolio Holdings’ option, at the rate of (x) the term SOFR rate plus a spread adjustment of 0.10% per annum plus an applicable margin ranging from 0.900% to 1.450% per annum depending on Portfolio Holdings’ credit rating, (y) the daily simple SOFR rate plus a spread adjustment of 0.10% per annum plus an applicable margin ranging from 0.900% to 1.450% per annum depending on the Portfolio Holdings’ credit rating or (z) the base rate plus an applicable margin ranging from 0.000% to 0.450% per annum depending on Portfolio Holdings’ credit rating.

The Company is required to comply with the following financial covenants under the 2023 Credit Agreement:

•	Ratio of Consolidated EBITDA to annualized fixed charges not less than 1.15:1.00; and
•	Ratio of total unencumbered assets to total unsecured debt not less than 1.33:1.00.

The 2023 Credit Agreement contains customary affirmative and negative covenants that, among other things, limit Portfolio Holdings’ ability to (or permit certain subsidiaries to), subject to various exceptions and limitations, incur indebtedness and liens, make investments, pay dividends and enter into certain transactions. A breach of such covenants or any other event of default would entitle the administrative agent to accelerate Portfolio Holdings’ debt obligations.

Pursuant to the 2023 Credit Agreement, the Company gave a guaranty pursuant to which it has absolutely and unconditionally guaranteed the payment and performance of the obligations of Portfolio Holdings under the 2023 Credit Agreement as and when due and payable.

The foregoing summary of the 2023 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the 2023 Credit Agreement, a copy of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Loan Agreement, dated as of March 30, 2017

The Company is a guarantor under that certain loan agreement, dated March 30, 2017 (the “Loan Agreement”), among Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A., Old SAFE and the Old SAFE subsidiaries, which became subsidiaries of the Company in connection with the Merger, named therein as borrower, under which the borrowers borrowed $227 million, secured by first mortgage of analogous liens on certain properties. The loan is generally non-recourse to the borrowers except as described herein. The loan bears interest at an effective annual rate of 3.795% and requires interest-only payments until October 2025, at which time all revenue available from the collateral will be applied in accordance with an order of priorities as set forth in the Loan Agreement unless the borrowers deposit $12.0 million of cash collateral with the lenders or obtain a letter of credit in such amount.

If the borrowers have not repaid the loan on or before April 6, 2027 (the “anticipated repayment date”), the interest rate will be increased to the greater of (i) 6.795%, (ii) the then current one year treasury note rate plus 3.00% and (iii) the then current one year treasury swap rate plus 3.00% (the “Adjusted Interest Rate”). In addition, if the borrowers have not repaid the loan on or before the anticipated repayment date, all revenue available from the collateral after the anticipated repayment date will be applied in accordance with an order of priorities set forth in the Loan Agreement, including to fund certain reserves, to the extent required under the Loan Agreement, for the benefit of the lenders under the loan, payment of interest at an annual rate of 3.795% and other amounts due to the lenders with any remaining excess funds being used to pay down the loan. Interest not paid at the Adjusted Interest Rate shall itself accrue at the Adjusted Interest Rate. The final maturity date of the initial portfolio financing is April 6, 2028. The Loan Agreement is collateralized by seven ground leases and one master lease (covering the accounts of five properties).

The loan will become fully recourse to the Company to the extent of certain losses incurred by the lenders under the loan. In addition, the loan is fully recourse to the Company if (i) any single purpose entity representation, warranty or covenant contained in the Loan Agreement is violated or breached which results in the substantive consolidation of a borrower with any other person, (ii) in certain circumstances, a borrower fails to obtain the lenders’ prior written consent to any voluntary transfer of a material portion of a property or voluntary act that results in a change in the ownership of a borrower, (iii) the occurrence of a voluntary or certain involuntary bankruptcy proceedings, or (iv) a certain ground lease is terminated, cancelled or ceases to exist (however, the Company’s full recourse liability with respect to this clause (iv) is limited to 120% of the loan amount allocated to such property together with lenders’ fees, costs and expenses in connection therewith). Under the Loan Agreement, the Company has provided a limited recourse guaranty and environmental indemnity in favor of the lenders.

The Loan Agreement contains customary events of default, certain of which are subject to notice and cure periods, the occurrence of which would entitle the lenders thereunder to accelerate the borrower’s debt obligations.

The foregoing summary of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

MSD Stockholder’s Agreement

As previously disclosed, on August 10, 2022, the Company (then known as iStar Inc.), Old SAFE and MSD Partners, L.P. (“MSD Partners”) entered into a stock purchase agreement pursuant to which MSD Partners agreed to purchase 5,405,406 shares of Old SAFE Common Stock from the Company for an aggregate purchase price of $200,000,022.00, or $37.00 per share, payable in cash (the “MSD Stock Purchase”). MSD Partners’ rights and obligations under the stock purchase agreement were subsequently assigned to certain of its affiliates. In connection with the closing of the MSD Stock Purchase, the Company and the affiliates of MSD Partners entered into a stockholder’s agreement (the “MSD Stockholder’s Agreement”), which became effective at the Merger Effective Time (as defined below).

The MSD Stockholder’s Agreement provides the affiliates of MSD Partners with a top-up right to purchase common stock of the Company following certain new issuances of common stock by the Company. In respect of a new issuance, the affiliates of MSD Partners will have the right to purchase a number of shares of the Company’s common stock equal to its proportionate share of the new issuance, based on the MSD Partners affiliates’ then current percentage ownership of the Company’s common stock. The MSD Partners affiliates will pay the same price to the Company as third parties paid in the new issuance. New issuances pursuant to the Company’s equity compensation plans are excluded from the MSD Partners affiliates’ top-up right.

The MSD Stockholder’s Agreement prohibits the MSD Partners affiliates from transferring any of the Company’s common stock it acquires in the MSD Stock Purchase on or before September 30, 2023 without the Company’s prior consent, not to be unreasonably withheld. Certain transfers to affiliates and bona fide pledges are excluded.

The MSD Stockholder’s Agreement also provides that (i) the affiliates of MSD Partners will be subject to certain standstill restrictions and (ii) the affiliates of MSD Partners will have the right to designate an observer to the Company’s board of directors (the “Board”), in each case, until such time as MSD Partners and its affiliates own less than 5.0% of the Company’s outstanding common stock, as calculated in accordance with the MSD Stockholder’s Agreement.

The foregoing description of the MSD Stockholder’s Agreement does not purport to be complete and is qualified in its entirety by the full text of the MSD Stockholder’s Agreement, which is attached hereto as Exhibit 10.8 and is incorporated herein by reference.

MSD Registration Rights Agreement

In connection with the closing of the MSD Stock Purchase, on March 31, 2023, the Company and affiliates of MSD Partners entered into a registration rights agreement (the “MSD Registration Rights Agreement”), which became effective at the Merger Effective Time.

The MSD Registration Rights Agreement obligates the Company to file a shelf registration statement to register the MSD Partners affiliates’ shares of New SAFE Common Stock (as defined below) and other “registrable shares”, as defined in the agreement, for resale in accordance with distribution methods selected by the affiliates of MSD Partners which may include underwritten public offerings. SAFE will be required to reasonably cooperate with the affiliates of MSD Partners in connection with any underwritten offerings, block trades and bought deals. The affiliates of MSD Partners will also have piggyback registration rights.

The MSD Registration Rights Agreement contains customary suspension provisions and restrictions on sales at certain times. The Company also agreed to provide customary indemnification and contribution to the affiliates of MSD Partners.

The foregoing description of the MSD Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the MSD Registration Rights Agreement, which is attached hereto as Exhibit 10.9 and is incorporated herein by reference.

Separation and Distribution Agreement

On March 31, 2023, immediately prior to the closing of the Merger, the Company (then known as iStar Inc.) completed a series of reorganization and separation transactions (collectively, the “Spin-Off”), resulting in the spin-off of its remaining legacy assets and certain other assets through a separation and distribution agreement (the “Separation and Distribution Agreement”), dated as of March 31, 2023, by and between the Company and Star Holdings, a Maryland statutory trust (“SpinCo”).

The Separation and Distribution Agreement sets forth, among other things, SpinCo’s agreements with the Company regarding the principal transactions necessary to separate SpinCo from the Company. It also sets forth other agreements that govern certain aspects of SpinCo’s relationship with the Company after the Spin-Off date.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of SpinCo and the Company as part of the separation of the two companies, and it provides for when and how these transfers, assumptions and assignments will occur. In particular, the Separation and Distribution Agreement provides, among other things, that subject to the terms and conditions contained therein certain assets related to SpinCo’s business will be retained by SpinCo or one of SpinCo’s subsidiaries or transferred to SpinCo or one of SpinCo’s subsidiaries, including 13,522,651 shares of Old SAFE Common Stock, which represents 13,522,651 shares of New SAFE Common Stock following the closing of the Merger, and certain liabilities related to SpinCo’s businesses or the SpinCo assets will be retained by or transferred to SpinCo or one of SpinCo’s subsidiaries.

Cash Assets

The Separation and Distribution Agreement provides that, at or prior to the Spin-Off, the Company will contribute at least $50.0 million in cash to SpinCo, and, after the Spin-Off, will promptly pay to SpinCo any cash proceeds in respect of asset sales occurring prior to the Spin-Off date that generate proceeds in excess of amounts needed for the Company to retire its unsecured senior notes and cash out its preferred stock in connection with the Merger and pay other liabilities.

Release of Claims

SpinCo agreed to release and discharge the Company, its subsidiaries and all persons who at any time prior to the distribution were stockholders, directors, officers, agents or employees thereof or of any transferred entity from the SpinCo liabilities, all liabilities arising from or in connection with the transactions and activities to implement the Spin-Off and all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution, in each case, relating to, arising out of or resulting from the transferred business, the SpinCo assets and SpinCo liabilities. The Company agreed to release and discharge SpinCo, SpinCo’s subsidiaries, and all persons who at any time prior to the distribution were stockholders, directors, officers, agents or employees thereof from all Company liabilities and all liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution, in each case, relating to, arising out of or resulting from the Company’s business, Company assets and Company liabilities. The release described above will not include certain specified liabilities, including without limitation liabilities arising out of the agreements among the parties with respect to the Spin-Off, liabilities allocated pursuant to such agreements and liabilities in connection with any untrue or alleged untrue statement of material fact from disclosure documents, among others.

Insurance

The Separation and Distribution Agreement provides that, at or after the effective time of the Spin-Off, the Company will be entitled to terminate coverage under its existing insurance policies with respect to the SpinCo assets that it previously owned and the SpinCo liabilities to which it previously was subject. The Separation and Distribution Agreement further provides that SpinCo will cause the SpinCo assets and SpinCo liabilities to be covered by existing or new insurance policies of SpinCo. The Separation and Distribution Agreement also contains procedures for asserting claims for losses arising prior to the separation and the Spin-Off under the policies that covered the property in question at the applicable time.

Non-Solicitation

Pursuant to the Separation and Distribution Agreement, for a period of two years after the closing of the Spin-Off, neither SpinCo nor any of SpinCo’s subsidiaries may, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company or any of its subsidiaries any employee of the Company or any of its subsidiaries with a title of Vice President or higher, subject to customary exceptions.

Segregation of Accounts

The Separation and Distribution Agreement provides that SpinCo and the Company will use commercially reasonable efforts to separate and de-link any common bank or brokerage accounts between them, and any outstanding checks issued or payments initiated prior to the effective time of the Spin-Off will be honored after the effective time of the Spin-Off by the party then owning the account on which the check is drawn or the payment was initiated.

The foregoing description of the Separation and Distribution Agreement does not purport to be complete and is qualified in its entirety by the full text of the Separation and Distribution Agreement, which is attached hereto as Exhibit 10.10 and is incorporated herein by reference.

SpinCo Registration Rights Agreement

In connection with the Spin-Off, on March 31, 2023, the Company and SpinCo entered into a Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company is required to file within seven months following the consummation of the Merger a shelf registration statement covering the Registrable Shares (as defined in the registration rights agreement) owned by SpinCo (and its permitted assigns) and keep such shelf registration statement effective so long as SpinCo (and its permitted assigns) own Registrable Shares. In addition, SpinCo (and its permitted assigns) will be able to cause the Company to undertake one demand registration (including pursuant to an underwritten take down). The registration rights agreement will also grant SpinCo certain customary piggyback registration rights.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Registration Rights Agreement, which is attached hereto as Exhibit 10.11 and is incorporated herein by reference.

SpinCo Management Agreement

In connection with the Spin-Off, on March 31, 2023, Safehold Management Services Inc., a Delaware corporation (“SpinCo manager”) (a subsidiary of the Company) and SpinCo entered into a management agreement (the “SpinCo Management Agreement”) pursuant to which SpinCo will be externally managed by SpinCo manager.

Pursuant to the SpinCo Management Agreement SpinCo manager will provide SpinCo with a management team and support personnel.

The SpinCo Management Agreement requires the SpinCo manager to manage SpinCo’s assets and its subsidiaries’ day-to-day operations in accordance with the SpinCo Management Agreement and subject to the supervision of SpinCo’s board of trustees. The SpinCo manager will have only such functions and authority as SpinCo may delegate to it. The SpinCo Management Agreement delineates a non-exclusive list of such functions and authorities. Unless otherwise agreed by SpinCo’s board of trustees and the SpinCo manager or as otherwise in connection with the ordinary course management and operation of SpinCo’s assets, the SpinCo manager will not be responsible for assisting SpinCo in the acquisition, purchase or origination of additional assets.

SpinCo will pay the SpinCo manager an annual management fee fixed at $25.0 million, $15.0 million, $10.0 million and $5.0 million in each of the first four annual terms of the agreement, and 2.0% of the gross book value of SpinCo’s assets thereafter, excluding the shares of New SAFE Common Stock owned by SpinCo. The management fee is payable in cash quarterly, in arrears. If SpinCo does not have sufficient net cash proceeds on hand from sales of its assets or other available sources to pay the management fee in full when due, SpinCo may defer payment of the shortfall amount until it has sufficient net proceeds to cover such shortfall in full; provided that in no event may such shortfall in respect of any fiscal quarter remain unpaid by the 12 month anniversary of the original due date.

In general, SpinCo will pay its own operating expenses, including the costs of asset-level consultants. SpinCo will not reimburse the SpinCo manager or its affiliates for the compensation paid to its personnel except for the compensation costs paid to up to two accounting personnel who will be dedicated to performing services for SpinCo, whose compensation will be subject to the reasonable approval of our independent trustees. In addition, the SpinCo manager will be solely responsible for any portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of the SpinCo manager and its affiliates required for SpinCo’s operations.

Pursuant to the terms of the SpinCo Management Agreement, the SpinCo manager is required to provide SpinCo with a management team, including a chief executive officer, a chief financial officer and a chief compliance officer, along with support personnel, to provide the management services to be provided by the SpinCo manager to SpinCo. None of the SpinCo manager or its affiliates will be obligated to dedicate any of its officers or employees exclusively to SpinCo.

The SpinCo Management Agreement has an initial one-year term and will be automatically renewed for successive one-year terms each anniversary date thereafter unless previously terminated as described below. The SpinCo management agreement may be terminated by SpinCo without cause by not less than one hundred eighty days’ written notice to the SpinCo manager upon the affirmative vote of at least two-thirds of SpinCo’s independent directors, provided, however, that if the date of termination occurs prior to the fourth anniversary of the Spin-Off, the termination will be subject to payment of the applicable termination fee to the SpinCo manager. SpinCo may also terminate the SpinCo management agreement at any time, including during the initial term, with 30 days’ prior written notice from SpinCo’s board of trustees for “cause,” as defined in the SpinCo Management Agreement.

In the event of a termination without cause by SpinCo prior to the fourth anniversary of the Spin-Off, SpinCo will pay the SpinCo manager a termination fee of $50.0 million minus the aggregate amount of management fees actually paid to the SpinCo manager prior to the termination date. However, if SpinCo has completed the liquidation of its assets on or before the termination date, the termination fee will consist of any portion of the annual management fee that remained unpaid for the remainder of the then current annual term plus, if the termination date occurs on or before the third anniversary of the Spin-Off, the amount of the management fee that would have been payable for the next succeeding annual term, or if the termination date occurs after the third anniversary of the Spin-Off, zero.

In the event of a termination by the Company based on a reduction in the amount of SpinCo’s consolidated assets below designated thresholds, SpinCo will pay the SpinCo manager a termination fee of $30.0 million if the termination occurs in the first year, $15.0 million if the termination occurs in the second year and $5.0 million if the termination occurs in the third year, in each case, plus the balance of any unpaid portion of the annual management fee for the applicable year.

The foregoing description of the SpinCo Management Agreement does not purport to be complete and is qualified in its entirety by the full text of the SpinCo Management Agreement, which is attached hereto as Exhibit 10.12 and is incorporated herein by reference.

SpinCo Governance Agreement

In connection with the Spin-Off, on March 31, 2023, the Company and SpinCo entered into a governance agreement (the “Governance Agreement”) in order to establish various arrangements and restrictions with respect to the governance of SpinCo, and certain rights and restrictions with respect to shares of New SAFE Common Stock owned by SpinCo.

Pursuant to the terms of the Governance Agreement, SpinCo and its subsidiaries are subject to customary restrictions on the transfer of any New SAFE Common Stock held by SpinCo for nine months following the closing date. Furthermore, SpinCo and its subsidiaries are prohibited from transferring at any time any shares of New SAFE Common Stock held by SpinCo or its subsidiaries to any person who is known by SpinCo or its subsidiaries to be an “Activist” or “Company Competitor” (as such terms are defined in the Governance Agreement), or to any group that, to the knowledge of SpinCo or its subsidiaries, includes as “Activist” or “Company Competitor,” without first obtaining the Company’s prior written consent.

In addition, pursuant to the Governance Agreement, SpinCo and its affiliates will be subject to customary standstill restrictions until the earliest to occur of (a) the termination of the SpinCo Management Agreement; (b) the date on which both (i) SpinCo ceases to beneficially own at least 7.5% of the outstanding shares of New SAFE Common Stock and (ii) SpinCo is no longer managed by the Company or affiliates of the Company; or (c) a “change of control” of the Company (as such term is defined in the Governance Agreement) (together, the “restrictive period”).

The standstill restrictions will limit SpinCo’s and its affiliates’ purchases of additional New SAFE Common Stock in excess of the ownership threshold then applicable to SpinCo. The standstill restrictions will also restrict SpinCo’s and its affiliates’ ability to, among other things, propose a merger or other acquisition transaction relating to all or part of the Company, call a special meeting of the stockholders, submit any stockholder proposal, participate in a group for such actions, enter into any voting trust or other agreement with respect to the voting of New SAFE Common Stock, or seek a change in the composition of the Board (including seeking representation on the Board).

In addition, during the restrictive period, SpinCo and its subsidiaries will vote all shares of New SAFE Common Stock owned by them (a) in favor of all persons nominated to serve as directors of the Company by the Board or its nominating and corporate governance committee, (b) against any stockholder proposal that is not recommended by the Board and (c) in accordance with the recommendations of the Board on all other proposals brought before the Company’s stockholders.

The foregoing description of the Governance Agreement does not purport to be complete and is qualified in its entirety by the full text of the Governance Agreement, which is attached hereto as Exhibit 10.13 and is incorporated herein by reference.

SpinCo Secured Term Loan

On March 31, 2023, the Company, as lender and as administrative agent, and SpinCo, as borrower, entered into a senior secured term loan facility in an aggregate principal amount of $115.0 million (the “Secured Term Loan Facility”) and an additional commitment amount of up to $25.0 million at SpinCo’s election (the “Incremental Term Loan Facility”, together with the Secured Term Loan Facility, the “SpinCo Term Loan Facility”).

The Secured Term Loan Facility is a secured credit facility. Borrowings under the SpinCo Term Loan Facility will bear interest at a fixed rate of 8.00% per annum, which may increase to 10.00% per annum if either (i) any loans remain outstanding under the Incremental Term Loan Facility or (ii) SpinCo elects for interest due for any two fiscal quarters to be paid in kind. The interest rate will increase to 12.00% per annum if both (i) and (ii) in the previous sentence occur. The term loan facility will have a maturity of four years from the initial funding date. The SpinCo Term Loan Facility will be secured by a first-priority perfected security pledge of all the equity interests in SpinCo’s primary real estate subsidiary. Starting the quarter that is six months after closing, within five business days after SpinCo has delivered its unaudited quarterly financial statements, SpinCo will apply any unrestricted cash on its balance sheet in excess of the aggregate of (i) an operating reserve; and (ii) $50 million, to prepay its SpinCo Term Loan Facility or alternatively, with the consent of Company, SpinCo may apply such cash to prepay the margin loan facility in lieu of any prepayment of the SpinCo Term Loan Facility. The operating reserve will be calculated quarterly and is equal to the aggregate of projected operating expenses (including payments to the Borrower’s local property consultants but excluding management fees and public company costs), projected land carry costs, projected capital expenditure and projected interest expense on the margin loan facility and SpinCo Term Loan Facility for the next twelve months; less the projected operating revenues for the next twelve months consistent with the operating budget approved by the Company.

The SpinCo Term Loan Facility contains certain customary covenants, including affirmative covenants on reporting, maintenance of property, continued ownership of interests in the Company as well as negative covenants relating to investments, indebtedness and liens, fundamental changes, asset dispositions, repayments, distributions and affiliate transactions. Furthermore, the SpinCo Term Loan Facility contains customary events of default, including payment defaults, failure to perform covenants, cross-default and cross acceleration to other indebtedness, including the margin loan facility, impairment of security interests and change of control.

The foregoing description of the SpinCo Term Loan Facility does not purport to be complete and is qualified in its entirety by the full text of the SpinCo Term Loan Facility, which is attached hereto as Exhibit 10.14 and is incorporated herein by reference.

Old SAFE Stockholder and Registration Rights Agreements

In connection with the Merger, the Company assumed the obligations of Old SAFE under (i) that certain post-IPO stockholder’s agreement, dated as of April 14, 2017, by and between Old SAFE (then known as Safety, Income and Growth, Inc.) and SFTY Venture LLC (the “Old SAFE Stockholder’s Agreement”) and (ii) that certain registration rights agreement, dated April 14, 2017, by and among Old SAFE (then known as Safety, Income and Growth, Inc.) and SFTY Venture LLC and SFTY VII-B, LLC (the “Old SAFE Registration Rights Agreement”).

The Old SAFE Stockholder’s Agreement provides SFTY Venture LLC, an affiliate of GIC Real Estate Private Limited, the right to purchase additional shares of the Company’s common stock up to an amount equal to 10% of future issuances of common stock by the Company in single issuances of at least $1 million, and on a quarterly basis in respect of other issuances. Based solely on a Schedule 13D filed with the SEC on December 27, 2021, GIC Real Estate, Inc., the investment manager for SFTY Venture LLC, has the power to vote and dispose of the 2,125,000 shares held directly by SFTY Venture LLC. GIC Real Estate, Inc. shares such powers with GIC Real Estate Private Limited and GIC Private Limited. In addition to the shares held by SFTY Ventures LLC, GIC Private Limited holds 2,123,435 shares of the Company’s common stock. Jesse Hom, our director, is an employee of GIC Real Estate Private Limited, and affiliate of SFTY Venture LLC.

The purchase price paid by SFTY Venture LLC will generally be the same price as the price per share implied by the transaction that resulted in the relevant issuance. SFTY Venture LLC also has the right to designate a non-voting board observer and participate as a co-investor in real estate investments for which the Company is seeking co-investment partners. The foregoing rights are conditioned on SFTY Venture LLC owning at least the lesser of (i) 5.0% of the Company’s outstanding common stock and (ii) common stock with a value of $50 million.

The foregoing summary of the Old SAFE Stockholder’s Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Old SAFE Stockholder’s Agreement, a copy of which is attached hereto as Exhibit 10.15 and is incorporated herein by reference.

The Old SAFE Registration Rights Agreement requires the Company to, among other things, file with the U.S. Securities and Exchange Commission (the “SEC”), a shelf registration statement providing for the resale of SFTY Venture LLC’s shares of the Company’s common stock acquired in connection with certain transactions related to Old SAFE’s IPO and any additional shares of common stock acquired by SFTY Venture LLC thereafter. Pursuant to the terms of the Old SAFE Registration Rights Agreement, SFTY Venture LLC may sell its shares in underwritten offerings and the Company must use its reasonable best efforts to cause a resale shelf registration statement to become effective as soon as practicable after its filing. The Company has agreed to indemnify SFTY Venture LLC against specified liabilities, including certain potential liabilities arising under the Securities Act, or to contribute to the payments SFTY Venture LLC may be required to make in respect thereof. The Company has agreed to pay all of the expenses relating to the registration of such securities, including, without limitation, all registration, listing, filing and stock exchange or the Financial Industry Regulatory Authority, or FINRA, fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses and all fees and disbursements of counsel and independent public accountants retained by the Company, but excluding underwriting discounts and commissions, any out-of-pocket expenses of SFTY Venture LLC and any transfer taxes.

The foregoing summary of the Old SAFE Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Old SAFE Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.16 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

Debt Agreements

As further described below, in connection with the Merger, the Company will redeem or repay, as applicable, all of former iStar Inc.’s debt obligations outstanding as of immediately prior to the Merger Effective Time except for its trust preferred securities, which will remain outstanding at the Company. As of the Merger Effective Time, $100,000,000 aggregate principal amount of trust preferred securities remain outstanding, bearing a variable rate of interest, reset quarterly equal to LIBOR plus 1.50%. The Company’s trust preferred securities mature in October 2035.

Redemption of STAR Existing Notes, Satisfaction and Discharge of Indenture

In connection with the Merger, effective March 31, 2023 (the “Redemption Date”), the Company redeemed in full its outstanding (i) 4.750% Senior Notes due 2024 (the “2024 Notes”), (ii) 4.250% Senior Notes due 2025 (the “2025 Notes”) and (iii) 5.500% Senior Notes due 2026 (the “2026 Notes”, and together with the 2024 Notes and 2025 Notes, the “Company Notes”). The Company Notes were issued pursuant to an indenture dated February 1, 2001 (together with the Thirty-Third Supplemental Indenture (as defined below), the Thirty-Fourth Supplemental Indenture (as defined below), the Thirty-Fifth Supplemental Indenture (as defined below), the Thirty-Sixth Supplemental Indenture (as defined below), the Thirty-Seventh Supplemental Indenture (as defined below) and the Thirty-Eighth Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Company Indenture”), by and between the Company (then known as iStar Inc.) and U.S. Bank National Association, as trustee (the “STAR Trustee”) and, (i) with respect to the 2024 Notes, a thirty-third supplemental indenture, dated as of September 16, 2019 (the “Thirty-Third Supplemental Indenture”) and a thirty-sixth supplemental indenture, dated as of October 29, 2021 (the “Thirty-Sixth Supplemental Indenture”), (ii) with respect to the 2025 Notes, a thirty-fourth supplemental indenture, dated as of December 16, 2019 (the “Thirty-Fourth Supplemental Indenture”) and thirty-seventh supplemental indenture, dated as of October 29, 2021 (the “Thirty-Seventh Supplemental Indenture”), and (iii) with respect to the 2026 Notes, a thirty-fifth supplemental indenture, dated as of September 1, 2020 (the “Thirty-Fifth Supplemental Indenture”) and a thirty-eighth supplemental indenture, dated as of October 29, 2021 (the “Thirty-Eighth Supplemental Indenture”).

The Company discharged the Company Indenture after issuing notices of redemption (the “Redemption Notices”) in accordance with the terms of the Company Indenture and funding an amount to the Company Trustee sufficient to redeem 100% of the aggregate principal amount of Company Notes outstanding on the Redemption Date. The Redemption Notices conditioned the redemption of the Company Notes upon the consummation of the Merger, which occurred on March 31, 2023. The Company redeemed (i) the 2024 Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the Company Indenture) as of, and accrued but unpaid interest to, but not including, the Redemption Date, (ii) the 2025 Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest to, but not including, the Redemption Date, and (iii) the 2026 Notes at a redemption price equal to 102.750% of the principal amount thereof plus the accrued but unpaid interest to, but not including, the Redemption Date.

On March 31, 2023, following the redemption of the Company Notes, the Company satisfied and discharged all obligations under the Indenture.

Stockholder Agreement, as amended

In connection with the Merger, on the Closing Date, the Stockholder’s Agreement, dated as of January 2, 2019, by and between Old SAFE and the Company (then known as iStar Inc.), as amended by the First Amendment to Stockholder’s Agreement, dated as of January 14, 2020, was terminated.

Amended and Restated Management Agreement, as amended

In connection with the Merger, on the Closing Date, the Amended and Restated Management Agreement, dated as of January 2, 2019, by and among Old SAFE (then known as Safety, Income & Growth Inc.), Portfolio Holdings (then known as Safety Income and Growth Operating Partnership LP), SFTY Manager LLC, and the Company (then known as iStar Inc.), as amended by the First Amendment to Amended and Restated Management Agreement, dated as of January 14, 2020, and as further amended by the Second Amendment to Amended and Restated Management Agreement, dated as of February 12, 2020, was terminated.

Voting Agreement

In connection with the Merger, on the Closing Date, the Voting Agreement, dated as of August 10, 2022, by and between the Company (then known as iStar Inc.) and Old SAFE was terminated.

Exclusivity and Expense Reimbursement Agreement, as amended

In connection with the Merger, on the Closing Date, the Exclusivity and Expenses Reimbursement Agreement, dated as of June 27, 2017, by and between the Company (then known as iStar Inc.) and Old SAFE, as amended by the First Amendment to Exclusivity Agreement, dated as of January 14, 2020, was terminated.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 31, 2023, the Company and Old SAFE, completed the Merger. Immediately prior to the closing of the Merger, the Company (then known as iStar Inc.) completed the Spin-Off.

On March 31, 2023, the Company and Old SAFE issued a joint press release announcing the consummation of the Merger and Spin-Off. A copy of the joint press release is included herewith as Exhibit 99.1 and is incorporated herein by reference

Merger

On March 31, 2023, in accordance with the terms of the Merger Agreement, Old SAFE merged with and into the Company, then known as iStar Inc., at which time Old SAFE ceased to exist, the Company continued as the surviving corporation, and the Company changed its name to “Safehold Inc.”

Immediately prior to the effective time of the Merger (the “Merger Effective Time”), each issued and outstanding share of the Company’s common stock (“STAR Common Stock”) was combined, by means of a reverse stock split, into 0.16 shares of STAR Common Stock (the “Reverse Stock Split”), and the Company’s charter was amended to change the par value of the STAR Common Stock from $0.001 par value per share to $0.01 per share.

At the Merger Effective Time; (i) each share of common stock, par value $0.01 per share of Old SAFE (“Old SAFE Common Stock”), was automatically converted into the right to receive one share of newly issued common stock, $0.01 par value per share, of New SAFE (f/k/a STAR Common Stock) (the “New SAFE Common Stock”); and (ii) each share of the Preferred Stock (as defined below) was automatically converted into the right to receive $25.00 per share plus accrued and unpaid dividends to the closing date, payable in cash. Shares of New SAFE Common Stock held by former shareholders of the Company remained outstanding.

The issuance of New SAFE Common Stock in connection with the Merger was registered under the Securities Act of 1933 pursuant to the Company’s Registration Statement on Form S-4, which was filed with the SEC on December 16, 2022 (as amended, the “Form S-4”). The Form S-4 was declared effective on January 30, 2023. The joint proxy statement/prospectus included with the Form S-4 contains additional information about the Merger and related transactions.

Upon the closing of the Merger, the shares of Old SAFE Common Stock that previously traded under the ticker symbol “SAFE” on the New York Stock Exchange (the “NYSE”) ceased trading on, and were delisted from, the NYSE. New SAFE Common Stock commenced trading on the NYSE under the ticker symbol “SAFE” on March 31, 2023.

As of March 31, 2023, there were approximately 63,929,647 shares of New SAFE Common Stock outstanding.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Spin-Off

Immediately prior to the Reverse Stock Split and the Merger Effective Time, the Company (then known as iStar Inc.) completed the Spin-Off in accordance with the terms of the Separation and Distribution Agreement. In the Spin-Off: (i) the Company contributed its remaining legacy non-ground lease assets, 13,522,651 shares of New SAFE Common Stock and certain other assets to SpinCo; and (ii) the Company distributed 100% of the common shares of beneficial interest in SpinCo to holders of STAR Common Stock by way of a pro rata distribution of 0.153 common shares of SpinCo for each outstanding share of STAR Common Stock held on the record date of the distribution. The completion of the Spin-Off was a condition to the closing of the Merger. The common shares of SpinCo began trading on the Nasdaq Global Market under the ticker symbol “STHO” on March 31, 2023.

The information set forth above under Item 1.01 of this Current Report on Form 8-K under the heading “Separation and Distribution Agreement” is hereby incorporated by reference into this item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth (i) above under Item 1.01 of this Current Report on Form 8-K under the headings “2031 and 2032 Senior Notes,” “Master Note Purchase Agreement,” “Credit Agreement, dated as of March 31, 2021, as amended,” “Credit Agreement, dated as of January 9, 2023,” and “Loan Agreement, dated as of March 30, 2017” and (ii) below under Item 8.01 of this Current Report on Form 8-K under the heading “Note Purchase and Private Shelf Agreement” are hereby incorporated by reference into this Item 2.03.

Item 3.03.	Material Modification to Rights of Security Holders.

Charter Amendments for Reverse Stock Split and Par Value Change

In connection with, and immediately prior to, the consummation of the Merger, the restated charter of the Company (then known as iStar Inc.) was amended to effect the Reverse Stock Split (the “Reverse Split Charter Amendment”). Immediately after the Reverse Stock Split, the charter was further amended to change the par value of each issued and outstanding share of STAR Common Stock to $0.01 per share of common stock (the “Par Value Charter Amendment”). In addition, equitable adjustments were made to the maximum number of shares of STAR Common Stock that may be issued pursuant to the Company’s 2009 Long Term Incentive Compensation Plan and 2013 Performance Incentive Plan, and the number of shares of STAR Common Stock subject to outstanding awards under such plans have also been equitably adjusted, in each case to reflect the Reverse Stock Split.

Former iStar Inc. stockholders received cash in lieu of fractional shares resulting from the Reverse Stock Split.

The foregoing descriptions of the Reverse Split Charter Amendment and the Par Value Charter Amendment, in each case, are not complete and are subject to and qualified in their entirety by reference to the Reverse Split Charter Amendment, which is attached hereto as Exhibit 3.1 and the Par Value Charter Amendment, which is attached hereto as Exhibit 3.2, and each of which are incorporated herein by reference.

Amended and Restated Charter and Amended and Restated Bylaws

In connection with the consummation of the Merger, the Company (then known as iStar Inc.) changed its name to Safehold Inc. and adopted an amended and restated charter and amended and restated bylaws, effective as of the Closing Date.

In connection with the consummation of the Merger, the Company amended and restated its restated charter (the “New SAFE Charter”), effective as of the Merger Effective Time. The New SAFE Charter is similar to Old SAFE’s charter in all material respects, except that certain supermajority voting requirements have been eliminated.

The foregoing description of the New SAFE Charter does not purport to be complete and is qualified in its entirety by the full text of the New SAFE Charter, a copy of which is attached hereto as Exhibit 3.3 and is incorporated herein by reference.

In addition, in connection with the consummation of the Merger, the Company amended and restated its bylaws (the “New SAFE Bylaws”), effective as of the Merger Effective Time. The New SAFE Bylaws are similar to the prior bylaws of iStar Inc. in all material respects, except that the New SAFE Bylaws address the universal proxy rules adopted by the SEC, add clarifications for remote meetings of stockholders and modernize language about the size of the board of directors. The New SAFE Bylaws have been updated to:

•	Clarify that the Board may determine that a meeting of stockholders will be held by means of remote communication;

•	Add a requirement that any stockholder nominating individuals for election to the Board or proposing other business at a stockholder meeting must have been a stockholder of record as of the record date;

•	Amend language to ensure that any proxy used to cast a vote complies with Maryland law and the Company’s bylaws;

•	Reflect the requirement that any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, with the white proxy card being reserved for exclusive use by the Board;

•	Update the provisions related to the information, representations and undertakings required to be included in a stockholder’s notice of nomination of individuals for election as a director and the information required to be included in any notice of other business the stockholder proposes to bring before a meeting;

•	Require a stockholder submitting a director nomination to make a written representation that such stockholder intends, or is part of a group that intends, to solicit holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the director nomination;

•	Update the accompanying representations made by a proposed nominee for election as a director;

•	Clarify that a stockholder may not nominate more individuals than there are directors to be elected or substitute or replace a proposed director nominee without compliance with the requirements for nomination in our Bylaws, including compliance with any applicable deadlines;

•	Reflect that the Company will disregard any proxy authority granted in favor of any proposed director nominee if the stockholder soliciting proxies in support of such proposed nominee abandons the solicitation or does not comply with Rule 14a-19 under the Securities Exchange Act of 1934 (the "Exchange Act"); and

•	Provide that the number of directors on the Board will never be fewer than the number required by Maryland law nor more than 15.

The foregoing description of the New SAFE Bylaws does not purport to be complete and is qualified in its entirety by the full text of the New SAFE Bylaws, a copy of which is attached hereto as Exhibit 3.4 and is incorporated herein by reference.

The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.01.	Changes in Control of Registrant.

The information set forth above under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Directors

In connection with the Merger and pursuant to the Merger Agreement and the Articles of Merger filed in connection with the consummation of the Merger, effective as of the Merger Effective Time, each of Clifford De Souza, Richard Lieb and David Eisenberg were not designated as directors of the Company. This was not a result of any disagreement between the Company and such directors on any matter relating to the Company’s operations, policies or practices.

Appointment of Certain Directors

In connection with the Merger and pursuant to the Merger Agreement and the Articles of Merger filed in connection with the consummation of the Merger, effective as of the Merger Effective Time, and until such time as their successors have been duly elected and qualify or until their earlier death, resignation or removal in accordance with the Company’s organizational documents, the directors of the Company will consist of a total of seven directors, three of whom were designated by the Company and four of whom were designated by Old SAFE: (i) Jay Sugarman, Robin Josephs and Barry W. Ridings, each a continuing director of the Board, (ii) Jesse Hom, Jay Nydick and Stefan Selig, each a former member of the Old SAFE board of directors, and (iii) Marcos Alvarado, the Company’s President and Chief Investment Officer. Jay Sugarman and Robin Josephs were also former members of the Old SAFE board of directors. Stefan Selig serves as the independent lead director.

Jesse Hom. Mr. Hom is a Managing Director and Global Head of Real Estate Credit at GIC Private Limited, Singapore’s sovereign wealth fund, where he has focused on both equity and credit investments since 2008. Additionally, Mr. Hom sits as a director on several private real estate company boards. He is a graduate of Cornell University with a bachelor’s degree and real estate finance concentration from the School of Hotel Administration.

Jay S. Nydick. Mr. Nydick has been the Co-Head and Co-Chief Investment Officer of the Real Estate Investment Group at AB Global since October 2009. Mr. Nydick was the president of the Company from November 2004 until September 2009. Prior to joining the Company, Mr. Nydick spent 14 years as an investment banker at Goldman, Sachs & Co. Mr. Nydick has significant experience in capital markets and commercial real estate. Mr. Nydick holds a bachelor’s degree from Cornell University where he graduated as a Presidential Scholar and an M.B.A. degree from Columbia University.

Stefan M. Selig. Mr. Selig served as Under Secretary of Commerce for International Trade at the U.S. Department of Commerce from June 2014 to June 2016, and during this period headed the International Trade Administration, a global bureau of more than 2,200 trade and investment professionals. During this period, he also served as the Executive Director of the Travel and Tourism Advisory Board, sat on the board of directors of the Overseas Private Investment Corporation, was a Commissioner for the Congressional Executive Commission on China and was the Executive Director of the President’s Advisory Council on Doing Business in Africa. Prior to that, he held various senior level leadership positions at Bank of America Merrill Lynch beginning in 1999, including being the Executive Vice Chairman of Global Corporate & Investment Banking from 2009 to 2014, and prior to that, he was Vice Chairman of Global Investment Banking and Global Head of Mergers & Acquisitions. Prior to joining Bank of America Merrill Lynch, he held various senior investment banking positions at UBS Securities and Wasserstein Parella & Co., and began his investment banking career at The First Boston Corporation.

Marcos Alvarado. Mr. Alvarado currently serves as President and Chief Investment Officer of the Company, responsible for overseeing originations and driving growth across the Company’s $6 billion investment portfolio. Prior to the consummation of the Merger, Mr. Alvarado served as President and Chief Investment Officer of Old SAFE and the Company since 2018. Throughout his career, Mr. Alvarado has closed more than $25 billion of investments across all parts of the capital structure. He was previously Head of Acquisitions & Business Operations for Cadre, a technology-enabled real estate investment platform, and a Managing Director at Starwood Capital. Prior to Starwood Capital, Mr. Alvarado served as Vice President in Lehman Brothers’ Global Real Estate Group. He started his career in Morgan Stanley’s CMBS group. Mr. Alvarado holds a bachelor of arts degree from Dartmouth College.

In addition, as of the Merger Effective Time, the Board reconstituted the following committees and assigned the directors to serve on each committee as follows:

Audit Committee

Robin Josephs (Chair)

Barry W. Ridings

Stefan Selig

Compensation Committee

Barry W. Ridings (Chair)

Jay Nydick

Stefan Selig

Nominating and Corporate Governance Committee

Jesse Hom (Chair)

Robin Josephs

Barry W. Ridings

Director Compensation

The Company has adopted the following program for compensating non-employee directors of the Company. Directors of the Company who are also employees will receive no compensation for their service as directors.

Role	Annual Cash Retainers, Paid in Quarterly Installments ($)	Annual Award Shares of New SAFE Common Stock ($)
Non-Employee Director	$100,000	$135,000
Additional Equity Grant for Lead Director		$75,000
Committee Chair:
o Audit	40,000	―
o Compensation	40,000	―
o Nominating and Corporate Governance	16,000	―
o Investment	16,000	―
Committee Member:
o Audit	15,000	―
o Compensation	15,000	―
o Nominating and Corporate Governance	10,000	―
o Investment	10,000	―

Notes:

•	Directors do not receive additional fees for attending meetings.

•	The number of shares in the annual award is based on the average NYSE closing price for New SAFE Common Stock for the 20 days prior to the date of the annual meeting. Shares are subject to one-year vesting period and are subject to forfeiture if a director leaves the Board prior to vesting.

•	A director is eligible for matching charitable contributions of up to $5,000 annually and reimbursement for costs of eligible director continuing education programs of up to $5,000 annually.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its directors and officers. These agreements provide that the Company will indemnify the individual indemnitee to the fullest extent permitted by the Company’s charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal actions, proceedings and investigations to which they are made a party because of their status as a director, officer or agent of the Company, or because they serve as a director, officer or agent of another company at the Company’s request.

The foregoing summary of the terms of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.17 and is incorporated herein by reference.

Equity Compensation Plans

STAR Amended and Restated 2009 Long-Term Incentive Program

The Company’s Amended and Restated 2009 Long-Term Incentive Program (the “Star LTIP”) was approved by stockholders in 2021 and will remain in effect after the closing of the Merger. The Star LTIP is designed to provide incentive compensation for officers, key employees, directors and advisors of the Company. The Star LTIP provides for awards of stock options, shares of restricted stock, phantom shares, restricted stock units, dividend equivalent rights and other share-based performance awards. All awards under the Star LTIP are made at the discretion of the Board. After giving effect to the Reverse Stock Split, an aggregate of 267,094 shares of New SAFE Common Stock remain available for awards under the Star LTIP. For more information about the Star LTIP, see “Proposal 2 – Approval of Proposed Amendment and Restatement of iStar Inc. 2009 Long-Term Incentive Plan” in the Company’s 2021 Definitive Proxy Statement.

The foregoing summary of the Star LTIP does not purport to be complete and is qualified in its entirety by reference to the text of the Star LTIP, a copy of which is attached hereto as Exhibit 10.18 and is incorporated herein by reference.

New Restricted Stock Unit Awards

Prior to the consummation of the Merger, Old SAFE awarded 173,064, 173,064 and 60,105 restricted stock units in respect of shares of Old SAFE Common Stock to Mr. Sugarman, Mr. Alvarado and Mr. Asnas, respectively, under the Safety, Income and Growth, Inc. Safety Income and Growth Operating Partnership 2017 Equity Incentive Plan, which automatically converted into restricted stock units in respect of shares of New SAFE Common Stock on a one-for-one basis in connection with the Merger (the “New Restricted Stock Unit Awards”). These awards were approved by the Company’s compensation committee and the compensation committee of Old SAFE, and vest in substantially equal installments over four years with 25% vesting on each anniversary of the grant date, subject to the recipient’s continued employment through each vesting date.

The foregoing summary of the terms of the New Restricted Stock Unit Awards does not purport to be complete and is qualified in its entirety by reference to the text of the form of restricted stock unit award, a copy of which is attached hereto as Exhibit 10.19 and is incorporated herein by reference.

CARET Performance Incentive Plan

During the third quarter of 2018, Old SAFE adopted, and in the second quarter of 2019, its stockholders approved, the Caret Performance Incentive Plan (the “Original Caret Performance Incentive Plan”). Under the Original Caret Performance Incentive Plan, 1,500,000 Caret units were reserved for grants of performance-based awards to Original Caret Performance Incentive Plan participants, including certain executives of the Company, or its affiliates, directors of Old SAFE and service providers of Old SAFE. Grants under the Original Caret Performance Incentive Plan were subject to vesting based on time-based service conditions and hurdles relating to Old SAFE’s common stock price, all of which were satisfied as of December 31, 2022, except with respect to approximately 1,000 Caret units that are scheduled to vest on December 31, 2023. In connection with the Merger, certain of Old SAFE’s former executive officers, have entered into re-vesting agreements pursuant to which the executives have agreed to subject 25% of their previously vested Caret units to additional vesting conditions which will be satisfied on the second anniversary of the Closing Date, subject to the applicable executive’s continued employment through such date. In the event of a termination of the executive’s employment by the Company without “cause”, or due to the executive’s death, disability or retirement, the unvested Caret units shall continue to vest as and when the vesting conditions described above are satisfied.

In connection with the consummation of the Merger and the Caret Restructuring (as defined below), Old SAFE, Caret Ventures LLC and CARET Management Holdings LLC assigned each Award Agreement (as defined in the Original Caret Performance Incentive Plan) relating to outstanding Caret unit awards to Portfolio Holdings pursuant to the Omnibus Assignment, Assumption and Amendment Agreement, dated as of March 31, 2023 (the “Caret Assignment Agreement”). The foregoing description of the Caret Assignment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Caret Assignment Agreement, a copy of which is attached hereto as Exhibit 10.20 and is incorporated herein by reference.

Following the effectiveness of the Caret Assignment Agreement, Old SAFE amended and restated the Original Caret Performance Incentive Plan (the “Amended Caret Performance Incentive Plan”). The material terms of the Amended Caret Performance Incentive Plan are described below.

Prior to the Merger, the Old SAFE compensation committee, and following the Merger, the Board, approved the award of 76,801 new Caret units to executive officers and other employees, other than Messrs. Sugarman and Alvarado, including 15,000 Caret units to Mr. Asnas. The new Caret unit awards were granted immediately following the Merger and the effectiveness of the Amended Caret Performance Incentive Plan, and cliff vest on the fourth anniversary of their grant date if the Company’s common stock has traded at an average per share price of $60.00 or more for at least 30 consecutive trading days during that four-year period.

Subsequent to the closing of the Merger, and after giving effect to the Caret Restructuring and the post-Merger Caret unit awards, Amended Caret Performance Incentive Plan participants held 1,499,757 Caret units, representing 15.41% of the then-outstanding Caret units and 12.5% of the then-authorized Caret units, which includes 735,000 Caret units, representing 7.53% of the then-outstanding Caret units and 6.13% of the then-authorized Caret units, and 337,500 Caret units, representing 3.46% of the then-outstanding Caret units and 2.81% of the then-authorized Caret units, held directly and indirectly by Jay Sugarman, the Company’s Chairman and Chief Executive Officer, and Marcos Alvarado, the Company’s President and Chief Investment Officer, respectively.

Effective Date and Term

The Amended Caret Performance Incentive Plan became effective on March 31, 2023 and amends and restates in its entirety the Original Caret Performance Incentive Plan. Awards of Caret units may be made under the Amended Caret Performance Incentive Plan until July 24, 2028, which is the tenth anniversary of the date on which the board of directors of Old SAFE adopted the Original Caret Performance Incentive Plan, unless the Amended Caret Performance Incentive Plan is terminated earlier by the Board. Subject to other applicable provisions of the Amended Caret Performance Incentive Plan, all awards made under the Amended Caret Performance Incentive Plan prior to termination of the Amended Caret Performance Incentive Plan shall remain in effect until such awards have been satisfied or terminated in accordance with the Amended Caret Performance Incentive Plan and the terms of such awards.

Administration

The Amended Caret Performance Incentive Plan will be administered by the compensation committee of the Board (the “Compensation Committee”), or such other committee or subcommittee authorized by the Board to administer the Amended Caret Performance Incentive Plan, which will consist of two or more members. All actions taken with respect to awards granted to participants who are subject to Section 16 of the Exchange Act shall only be taken by members of the Compensation Committee (or a subcommittee thereof) who are “Non-Employee Directors” as that term is defined by Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee may make such rules and regulations and establish such procedures for the administration of the Amended Caret Performance Incentive Plan as it deems appropriate. Without limiting the generality of the foregoing, the Compensation Committee may, to the extent not inconsistent with the terms of the Amended Caret Performance Incentive Plan: (i) approve the eligible participants under the Amended Caret Performance Incentive Plan; (ii) grant awards under the Amended Caret Performance Incentive Plan; (iii) provide for the forms of award agreement to be utilized in connection with the Amended Caret Performance Incentive Plan; (iv) determine the terms and conditions of awards under the Amended Caret Performance Incentive Plan; (v) construe and interpret the Amended Caret Performance Incentive Plan and award agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (vi) appoint such persons as may be necessary or appropriate to assist in administering the Amended Caret Performance Incentive Plan; (vii) determine whether an individual has incurred a termination of employment; (viii) determine the extent, if any, to which awards shall be forfeited; (ix) determine whether to accelerate vesting of any award; and (x) take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Amended Caret Performance Incentive Plan or the administration or interpretation thereof.

The Compensation Committee may delegate to officers or employees of the Company or any of its affiliates, or committees thereof, the authority, subject to such terms as the Compensation Committee shall determine, to perform such administrative and other functions under the Plan as the Compensation Committee may determine appropriate.

Eligibility and Types of Awards

Each officer, director or employee of the Company, Portfolio Holdings, or any of their respective affiliates and each other natural person who provides substantial services to the Company, Portfolio Holdings, or any of their respective affiliates as a consultant or advisor and who is designated as eligible by the Compensation Committee is eligible to participate in the Amended Caret Performance Incentive Plan.

Caret Units Available for Issuance Under the Plan

Caret units evidence a separate class of membership profit interests in Portfolio Holdings, designated as “Caret units” under the Portfolio Holdings LLCA (as defined below), which are more fully described below under the heading “Caret Reorganization”.

The total number of Caret units reserved and available for delivery in connection with awards under the Amended Caret Performance Incentive Plan shall not exceed the sum of (x) 76,801 Caret units, plus (y) any Caret units which are subject to awards outstanding as of March 31, 2023 which become available for issuance under the Amended Caret Performance Incentive Plan if an award expires or is cancelled, forfeited or otherwise terminated or as a result of any forfeitures under any of the re-vesting arrangements described above.

To the extent that an award expires or is canceled, forfeited, or otherwise terminated without a delivery to the participant of the full number of Caret units to which the award related, the undelivered Caret units will again be available for grant. Caret units withheld in payment of the exercise price or taxes relating to an award will be deemed to constitute Caret units delivered to the participant and shall not again be available for awards under the Amended Caret Performance Incentive Plan.

Vesting

Caret units will vest and be subject to forfeiture in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Compensation Committee and set forth in an award agreement. In addition to any other restrictions set forth in a participant’s award agreement, until such time as the Caret units have vested, the participant generally will not be permitted to sell, transfer, pledge, or otherwise encumber the Caret units. In the event of a Drag-Along Transaction (as defined in the Portfolio Holdings LLCA), the Compensation Committee will accelerate the vesting of outstanding Caret unit awards.

Amendment and Termination; No Repricing

The Board or the Committee may amend or terminate the Amended Caret Performance Incentive Plan at any time, and the Committee may amend the terms of any award theretofore granted, but no amendment shall be made which would materially impair the rights of a participant under an award theretofore granted without the participant’s consent, except such an amendment made to cause the Amended Caret Performance Incentive Plan to comply with applicable law.

Neither the repricing of awards under the Amended Caret Performance Incentive Plan nor any amendment to the Amended Caret Performance Incentive Plan that requires stockholder approval under applicable law or stock exchange rule shall be permitted without stockholder approval.

Clawback

All Caret unit awards granted under the Amended Caret Performance Incentive Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Company from time to time.

The foregoing summary of the Amended Caret Performance Incentive Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Amended Caret Performance Incentive Plan, a copy of which is attached hereto as Exhibit 10.21 and is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth above under Item 3.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.03.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 31, 2023, the Board adopted a new code of ethics and business conduct that applies to the Company’s directors, officers and employees, copies of which are available on the Company’s website at www.safeholdinc.com.

Item 8.01.	Other Events.

Note Purchase and Private Shelf Agreement

In connection with the Merger, the Company entered into an assumption agreement whereby the Company assumed the obligations of Old SAFE as the parent guarantor under that certain Note Purchase and Private Shelf Agreement dated as of May 13, 2022 (the “Note Purchase and Private Shelf Agreement”), among Portfolio Holdings (then known as Safehold Operating Partnership LP), as issuer, Old SAFE, as parent guarantor, the various purchasers named therein and other parties thereto providing for the private placement and issuance by Portfolio Holdings of $150 million aggregate principal amount of 5.15% Series A Senior Notes due May 13, 2052 (the “5.15% 2052 Notes”).

The 5.15% 2052 Notes feature a stairstep coupon rate in which Portfolio Holdings will pay cash interest at a rate of 2.50% in years 1 through 10, 3.75% in years 11 through 20, and 5.15% in years 21 through 30. The difference between the 5.15% stated rate and cash interest rate will accrue in each semi-annual payment period and may, unless elected by Portfolio Holdings to be paid in cash, be paid in kind by adding such accrued interest to the outstanding principal balance of the 5.15% Series A PIK Notes due May 2052 (the “Series A PIK Notes”) issued under the Note Purchase Agreement, to be repaid at maturity in May 2052.

Pursuant to the terms of the Note Purchase and Private Shelf Agreement, Portfolio Holdings may from time to time issue and sell, and the Purchasers or their affiliates may consider in their sole discretion the purchase of, additional senior unsecured promissory notes (the “Shelf Notes” and, together with the 5.15% 2052 Notes and the Series A PIK Notes, the “May 2052 Notes”). Portfolio Holdings may request that the Purchasers or their affiliates purchase up to $150 million of Shelf Notes with a maturity date not to exceed thirty-one years after the date of original issuance thereof.

Portfolio Holdings may prepay at any time all, or from time to time any part of, the May 2052 Notes, in an amount not less than 5% of the aggregate principal amount of the May 2052 Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid plus a Make-Whole Amount (as defined in the Note Purchase and Private Shelf Agreement) together with accrued interest to the prepayment date.

The Note Purchase and Private Shelf Agreement contains various restrictive covenants, including requirements to maintain a certain percentage of total unencumbered assets by Portfolio Holdings. The Note Purchase and Private Shelf Agreement also contains a provision whereby it will be deemed to include additional financial covenants and negative covenants to the extent such covenants are incorporated into Portfolio Holdings’ and/or the Company’s existing or future material credit facilities and to the extent such covenants are more favorable to the lenders under such material credit facilities than the covenants contained in the Note Purchase and Private Shelf Agreement. Subject to the terms of the Note Purchase and Private Shelf Agreement and the May 2052 Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, Make-Whole Amount or interest under the May 2052 Notes, and (ii) a default in the payment of certain other indebtedness of Portfolio Holdings, the Company or their subsidiaries, all the May 2052 Notes then outstanding will become due and payable, either automatically or at the option of the Purchasers, depending on the event of default.

Portfolio Holdings’ obligations under the May 2052 Notes are fully and unconditionally guaranteed by the Company.

Business

In connection with the Merger, the Company is filing information for the purpose of supplementing and updating the disclosure contained under the heading “Item 1, Business” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 22, 2023. The updated disclosure is set forth under “Business”, which is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Risk Factors

In connection with the Merger, the Company is filing information for the purpose of supplementing and updating the disclosure contained under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 22, 2023. The updated disclosure is set forth under “Risk Factors”, which is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Properties

In connection with the Merger, the Company is filing information for the purpose of supplementing and updating the disclosure contained under the heading “Item 2, Properties” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 22, 2023. The updated disclosure is set forth under “Properties”, which is attached hereto as Exhibit 99.4 and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In connection with the Merger, the Company is filing information for the purpose of supplementing and updating the disclosure contained under the heading “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 22, 2023. The updated disclosure is set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, which is attached hereto as Exhibit 99.5 and is incorporated herein by reference.

Listing of the Company’s Common Stock on NYSE

Shares of the Company’s common stock were previously listed on the NYSE under the symbol “STAR” prior to the Merger. The Company filed with the NYSE a supplemental listing application with respect to the shares of the Company’s common stock issued to the holders of Old SAFE Common Stock in the Merger. In connection with the Merger, the Company’s common stock began trading on the NYSE under the symbol “SAFE” on March 31, 2023.

Caret Reorganization

Description of the Caret Program

In 2018, Old SAFE established the Caret program (as defined below) through the formation of a subsidiary called Caret Ventures LLC (“Caret Ventures”). The Caret program is designed to recognize the two distinct components of value in the Company’s ground lease portfolio by separating them into:

•	the “bond component,” which consists of the bond-like income stream the Company receives from contractual rents payments under its ground leases, plus the return of the Company’s investment basis in each asset; and

•	the “Caret component,” which consists of the unrealized capital appreciation above the Company’s investment basis in its ground leases due to the Company’s ownership of the land and improvements at the end of the term of the applicable ground lease.

Caret Venture’s two classes of limited liability company interests are designed to track these two components: “GL units” are intended to track the bond component and “Caret units” are designed to track the Caret component (the “Caret program”). Prior to the Merger, Old SAFE held all of the GL units indirectly through Portfolio Holdings.

In general, all of the Company’s ground leases are subject to the Caret program. However, by virtue of the changes in the Caret program (as described below), non-commercial ground leases and pre-development ground leases are excluded.

MSD Caret Unit Subscription Agreement

Old SAFE and Caret Ventures entered into a subscription agreement, dated as of August 10, 2022 (the “MSD Caret Unit Subscription Agreement”), with MSD Partners under which MSD Partners subscribed for and agreed to purchase 100,000 Caret units for an aggregate purchase price of $20,000,000.00, or $200.00 per Caret unit (subject to certain adjustments), payable in cash (the “MSD Caret Unit Purchase”). MSD Partners’ rights and obligations under the MSD Caret Unit Subscription Agreement were subsequently assigned to certain of its affiliates. The closing of the MSD Caret Unit Purchase took place at the closing of the Merger, on March 31, 2023.

The MSD Caret Unit Subscription Agreement contains customary representations, warranties and covenants of Old SAFE, Caret Ventures and MSD Partners.

The foregoing description of the MSD Caret Unit Subscription Agreement is a summary only and is qualified in its entirety by reference to the full text of the MSD Caret Unit Subscription Agreement, a copy of which is attached hereto as Exhibit 10.23 and is incorporated herein by reference.

Restructuring and Limited Liability Company Agreement of the Operating Partnership

As part of a restructuring in connection with the Merger (the “Caret Restructuring”), Portfolio Holdings converted into a Delaware limited liability company and renamed itself Safehold GL Holdings LLC. In addition, holders of Caret units in Old SAFE’s subsidiary, Caret Ventures, contributed their interests in Caret Ventures to Portfolio Holdings in return for Caret units issued by Portfolio Holdings. Following the restructuring, 100% of the equity interests in Caret Ventures is held by Portfolio Holdings and the Company, management of the Company, employees and former employees of the Company, MSD Partners and other outside investors own 100% of the issued and outstanding equity of Portfolio Holdings.

In connection with the Caret Restructuring, the unitholders of Portfolio Holdings entered into a new limited liability company agreement (the “Portfolio Holdings LLCA”). A description of the material terms of the Portfolio Holdings LLCA is set forth under “The Portfolio Holdings Limited Liability Company Agreement and Related Agreements,” which is attached hereto as Exhibit 99.6 and is incorporated herein by reference.

The foregoing description of the Portfolio Holdings LLCA is a summary only and is qualified in its entirety by reference to the full text of the Portfolio Holdings LLCA, a copy of which is attached hereto as Exhibit 10.24 and is incorporated herein by reference.

Company Preferred Stock

In connection with the Merger, at the Merger Effective Time, each share of the Company’s (i) 8.00% Series D Cumulative Redeemable Preferred Stock, $0.001 par value (the “Series D Preferred Stock”), (ii) 7.65% Series G Cumulative Redeemable Preferred Stock, $0.001 par value (the “Series G Preferred Stock”) and (iii) 7.50% Series I Cumulative Redeemable Preferred Stock, $0.001 par value (the “Series I Preferred Stock” and, together with the Series D Preferred Stock and Series G Preferred Stock, the “Preferred Stock”) issued and outstanding immediately prior to the Merger Effective Time automatically converted into the right to receive an amount in cash equal to $25.00 plus the aggregate amount of all accrued and unpaid dividends on such share of Preferred Stock as of the Merger Effective Time.

At the Merger Effective Time:

•	4,000,000 outstanding shares of Series D Preferred Stock were cancelled in exchange for the right to receive an aggregate of $100,355,555.61 in cash;

•	3,200,000 outstanding shares of Series G Preferred Stock were cancelled in exchange for the right to receive an aggregate of $80,272,000.00 in cash; and

•	5,000,000 outstanding shares of Series I Preferred Stock were cancelled in exchange for the right to receive an aggregate of $125,416,666.50 in cash.

Pursuant to the terms of the Merger Agreement, on March 31, 2023, the applicable funds were released from the Exchange Fund (as defined in the Merger Agreement), and the STAR Preferred Stock was redeemed in full.

Joint Venture

In addition, in March 2023 we entered into an arrangement with GIC pursuant to which GIC has the right to participate in certain qualifying ground lease investment opportunities during the investment period. We committed approximately $275 million for a 55% interest in the arrangement, and GIC committed approximately $225 million for a 45% interest. Each party’s commitment is discretionary. We will receive a management fee, measured on an asset-by-asset basis, equal to 25 basis points on invested equity for such asset for the first five years following its acquisition, and 15 basis points on invested equity thereafter. We will receive a promote of 15% over a 9% of internal rate of return, subject to a 1.275x multiple on invested capital. The investment period will be the earlier of 18 months and the full deployment of commitments.

Forward-Look Statements

Certain statements in this Current Report, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements are included with respect to, among other things, our current business plan, business strategy, portfolio management, prospects and liquidity. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results or outcomes to differ materially from those contained in the forward-looking statements. Important factors that we believe might cause such differences are discussed in the section entitled, “Risk Factors” in this Current Report on Form 8-K or otherwise accompany the forward-looking statements contained in this Current Report on Form 8-K. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In assessing all forward-looking statements, readers are urged to read carefully all cautionary statements contained in this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited consolidated balance sheets of Old SAFE as of December 31, 2022, and 2021 and the related consolidated statements of operations, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2022 are incorporated by reference to Exhibit 99.7 hereto.

(b) Pro forma financial information.

The unaudited pro forma condensed combined financial statements of the Company for the year ended December 31, 2022 are attached hereto as Exhibit 99.8 and are incorporated herein by reference.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 10, 2022, by and among Safehold Inc. and iStar Inc. (incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K, filed August 11, 2022).

3.1	Charter Amendment to Restated Charter of iStar Inc. regarding reverse stock split.

3.2	Charter Amendment to Restated Charter of iStar Inc. regarding par value change.

3.3	Amended and Restated Charter of Safehold Inc.

3.4	Amended and Restated Bylaws of Safehold Inc.

4.1	Description of Capital Stock

4.2	Indenture, dated as of May 7, 2021, among Safehold Operating Partnership LP, as issuer, Safehold Inc., as guarantor, and U.S. Bank National Association, as trustee.

4.3	First Supplemental Indenture, dated as of May 7, 2021, among Safehold Operating Partnership LP, as issuer, Safehold Inc., as guarantor, and U.S. Bank National Association, as trustee, including the form of the 2031 Notes and the Guarantee.

4.4	Second Supplemental Indenture, dated as of November 18, 2021, among Safehold Operating Partnership LP, as issuer, Safehold Inc., as guarantor, and U.S. Bank National Association, as trustee, including the form of the 2032 Notes and the Guarantee.

4.5	Third Supplemental Indenture, dated March 31, 2023, among Safehold GL Holdings LLC, as issuer, iStar Inc. (to be renamed Safehold Inc.), as guarantor, and U.S. Bank National Association, as trustee.

10.1	Master Note Purchase Agreement, dated as of January 27, 2022, by and among Safehold Inc., Safehold Operating Partnership LP and the purchasers named therein.

10.2	Assumption Agreement, dated as of March 31, 2023, to Master Note Purchase Agreement, dated as of January 27, 2022, by and among Safehold Inc., Safehold GL Holdings LLC and the purchasers named therein.

10.3	Credit Agreement, dated as of March 31, 2021, among Safehold Inc., as guarantor, Safehold Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, the lenders, agents and arrangers party thereto and JPMorgan Chase Bank, N.A., Bank of America, N.A., and Goldman Sachs Bank USA, as letter of credit issuers.

10.4	First Amendment to Credit Agreement, dated as of December 15, 2021, among Safehold Inc., as guarantor, Safehold Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and the Existing Lenders.

10.5	Second Amendment the Credit Agreement, dated as of January 9, 2023, among Safehold Inc., as guarantor, Safehold Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A, as administrative agent, and certain other financial institutions party thereto as lenders, arrangers and bookrunners.

10.6	Credit Agreement, dated as of January 9, 2023, among Safehold Inc., as guarantor, Safehold Operating Partnership LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and certain other financial institutions party thereto as lenders, agents, arrangers and bookrunners.

10.7	Loan Agreement, dated as of March 30, 2017, among Barclays Bank PLC, JPMorgan Chase Bank, National Association and Bank of America, N.A., the company and the company subsidiaries named therein as borrower.

10.8	Stockholder’s Agreement, dated as of March 31, 2023, by and among Safehold Inc., iStar Inc. and MSD Partners, L.P.

10.9	Registration Rights Agreement, dated as of March 31, 2023, by and between Safehold Inc. and MSD Partners, L.P.

10.10	Separation and Distribution Agreement, dated as of March 31, 2023, by and between iStar Inc. and Star Holdings.

10.11	Registration Rights Agreement, dated as of March 31, 2023, by and between Safehold Inc. and Star Holdings.

10.12	Management Agreement, dated as of March 31, 2023, by and between Safehold Inc and Star Holdings.

10.13	Governance Agreement, dated as of March 31, 2023, by and between Safehold Inc. and Star Holdings.

10.14	Amended and Restated Credit Agreement, dated as of March 31, 2023, by and between Star Holdings, as borrower, and Safehold Inc., as lender.

10.15	Stockholder’s Agreement, between Safety, Income and Growth, Inc. and SFTY Venture LLC.

10.16	Registration Rights Agreement, among Safety, Income and Growth, Inc., SFTY Venture LLC and SFTY VII-B, LLC.

10.17	Form of Indemnification Agreement.

10.18	iStar Inc. 2009 Long Term Incentive Compensation Plan (incorporated by reference to our Definitive Proxy Statement filed on April 9, 2019).

10.19	Form of Restricted Stock Unit Award.

10.20	Omnibus Assignment, Assumption and Amendment Agreement, dated as of March 31, 2023, by and among Safehold Inc., CARET Ventures LLC, Caret Management LLC, and Safehold GL Holdings LLC.

10.21	Amended Caret Performance Incentive Plan.

10.22	Form of Caret Performance Incentive Award.

10.23	Subscription Agreement, dated as of August 10, 2022, by and among CARET Ventures LLC, Safehold Inc., the investor signatories thereto, and, solely with respect to Sections 1.1(b) and 6.1-6.18, MSD Capital, L.P. (incorporated by reference to Annex D of our Registration Statement on Form S-4/A (File No. 333-268822), filed January 26, 2023).

10.24	Amended and Restated Limited Liability Company Agreement of Safehold GL Holdings LLC

23.1	Consent of Deloitte & Touche LLP.

99.1	Joint Press Release.

99.2	Business.

99.3	Risk Factors.

99.4	Properties.

99.5	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

99.6	The Portfolio Holdings Limited Liability Company Agreement and Related Agreements.

99.7	Audited consolidated balance sheets of Safehold Inc. as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive income, equity and cash flows, for each of the three years in the period ended December 31, 2022 (incorporated by reference to Safehold Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 15, 2023).

99.8	Unaudited pro forma condensed combined financial statements of Safehold Inc. as of and for the year ended December 31, 2022.

Exhibit 104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Safehold Inc.

By:	/s/ Brett Asnas
	Name:	Brett Asnas
	Title:	Chief Financial Officer

Date:	April 4, 2023